Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Assembly Biosciences, Inc. (formerly Ventrus Biosciences, Inc.) on Form S-3 (Nos. 333-179259 and 333-200612) and Form S-8 (Nos. 333-173613 and 333-198803) of our report dated March 12, 2015, on our audits of the consolidated financial statements as of December 31 2014 and 2013, and for each of the years in the two-year period ended December 31, 2014,which report is included in this Annual Report on Form 10-K to be filed on or about March 12, 2015.

/s/ EisnerAmper LLP
New York, New York
March 12, 2015